LICENSE AGREEMENT


THIS AGREEMENT, effective the 22nd day of SEPTEMBER 1999, is between Safe Water Technologies, Inc., a Florida corporation, ("SWT"), located at 202 South Wheeler Street, Plant City Florida, and the University of South Florida Research Foundation, Inc., a corporation not for profit under Chapter 617 Florida Statutes, and a direct support organization of the University of South Florida
(USF) pursuant to section 240.299 Florida Statutes (USFRF).

                                  Introduction

WHEREAS, SWT will be actively involved in the merchandising of technologies for purifying water.

WHEREAS, USF developed the following technology:

A method and apparatus for the detection and classification of microorganisms in water as set forth in US Patent No. 5,616,457. A copy of the patent is attached in Exhibit A.

WHEREAS, USFRF is the exclusive licensor of USF Technology and is willing to grant SWT an exclusive license to use USF Technology and other USF research results derived pursuant to this Agreement, on the terms and conditions therein; and

WHEREAS, USFRF believes it is in public interest to grant SWT license set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, and intending to be legally bound, the parties agree as follows:

I.  Definitions

     A. "USF Patent Rights" shall mean the US Patent listed above and any successor application, domestic or foreign resulting therefrom, and any US or foreign patents issuing therefrom.

     B. "USF Technology" shall mean a method and apparatus for the detection and classification of microorganisms in water disclosed and claimed in the USF Patent Rights, and shall include know-how related directly thereto.

     C. "Licensed Product" shall mean any SWT product, system and/or process in which USF Technology is used.

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     D.   To "Commercially  Exploit" or "Commercial  Exploitation" of a Licensed
          Product, shall mean to provide the Licensed Product to a customer, in exchange for valuable consideration.

     E. "Revenue" for a Licensed Product shall mean consideration due or paid to SWT for SWT's providing of a Licensed Product to a customer.

     F.   "Territory" shall mean Worldwide.

II.    Grant

       Subject to USFRF's  retained  rights and  covenants  set forth in Section
       VIII  below,   SWT  is  granted  the  exclusive   right  and  license  to
       Commercially Exploit Licensed Products in the Territory.

Ill.   Best Efforts

       SWT shall use its best efforts to develop and Commercially Exploit Licensed Products in the Territory.

IV.    License Fees and Running Royalties

       SWT agrees to pay license fees, and running royalties (all payable to USFRF) as follows:

     A. For this technology for the detection and classification of microorganisms in water (Dr. Garcia-Rubio's technology) initial license fee of two million Common Shares of SWT (2,000,000) to be delivered within (30) days after full execution of this License. This represents 20% of the authorized shares of SWT.

     B.   Running Royalties equal to:

          Two Percent (2%) of the Revenue resulting from Commercial Exploitation for Licensed Products utilizing this technology

V.     Patent Prosecution

          The filing, prosecution and maintenance of all USF Patent Rights shall be at the sole discretion of USF, provided that at SWT's request and sole expense, USFRF will arrange for USF to seek, obtain and maintain the USF Patent Rights and requested other protection, in the Territory, to the extent that USF is lawfully entitled to do so, all of which shall be incorporated in USF Patent Rights. Should SWT elect not to seek, obtain or maintain a part of USF Patent Rights, all rights to such part shall revert to USFRF, and SWT shall have no further interest therein.

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VI. Assignability

          This Agreement may be assigned to any person or entity without USFRF's advance notice, and thereafter may be assigned to any person or entity only with advanced written approval from USFRF; provided that USFRF will not reasonably withhold such approval in a timely manner, and further provided that any such assignee agrees to comply with all of the terms and conditions hereunder.

VII.  Sublicensing

          SWT's rights and obligations under this Agreement may be sublicensed without USFRF's advance written permission, provided SWT is in compliance with all of its obligations under this Agreement.

          USFRF will permit SWT to sublicense its rights to Commercially Exploit Licensed Products, provided that SWT pay royalties to USFRF as if SWT had Commercially Exploited Licensed Products sold by it's sublicensees which may have been granted sublicenses by SWT. All sub-licensees shall agree to comply with all of the terms and conditions of this Agreement. SWT shall provide US FRF with a copy of each executed sublicense within fifteen (15) days of its execution.

VIII.  USFRF Retained Rights and Covenants

          USFRF retains for itself and for USF the right to do all things granted to SWT under Section II, and USFRF covenants that USFRF will not license others to Commercially Exploit USF Technology licensed to SWT under this Agreement, and will not itself so Commercially Exploit, unless

         (A)      authorized by this Agreement, or

         (B)      SWT becomes insolvent, or

         (C)      anyone files a lien against this Agreement, or

         (D) SWT takes any action, or fails to take any action, the result of which gives a third party the right to acquire a security interest in this Agreement and/or USF Patent Rights, or

         (E)      SWT files for bankruptcy or a receiver is appointed, or

         (F) SWT ceases to carry on its business, with the exception of merger, reorganization, acquisition, or similar restructuring.


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         (G)      SWT  materially  breaches  this  Agreement  in a manner  which causes the Agreement to terminate or gives USFRF the right to terminate under Section XII.

IX.   Product Liability/Insurance

          SWT shall, at all times during the term of this Agreement and thereafter, be solely responsible for, and defend, hold harmless and indemnify the State of Florida, Board of Regents, USF, USFRF, their trustees, officers, employees, agents and other representatives, against any claims and expenses, including legal expenses and reasonable attorney's fees, arising out of the death of or injury to any person or property based upon products and/or services produced, provided or developed for, or by SWT, or commercially exploited by SWT pursuant to its rights under this Agreement. SWT shall obtain and carry in full force and effect product liability insurance1 in amounts customary in the relevant industry in which SWT commercially exploits licensed products which shall protect USF, USFRF, their trustees, the Board of Regents, officers, employees, and agents and the State of Florida and other representatives in regard to the foregoing events at such time as SWT begins to supply licensed products to the marketplace.

X.   Record Keeping

          A. SWT shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to USFRF hereunder. Said books of account shall be kept at SWT's principal place of business. Said books and the supporting data shall be open at all reasonable times, with reasonable advanced notice, for five (5) years following the end of the calendar year to which they pertain, to the inspection of USFRF or its agents for the purpose of verifying SWT's royalty statement or compliance in other respects with Agreement.

          B. SWT within ninety (90) days after each six (6) months, shall deliver to USFRF true and accurate reports, giving such particulars of the business conducted by SWT during the six (6) months as shall be pertinent to royalty accounting hereunder. These shall include at least the following:

                    (i) the number of Licensed Products provided by SWT to its customers, if any,

                    (ii) the   Revenue   derived  by  SWT  from  it   Commercial
                         Exploitation of Licensed Products, if any, and

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                    (iii) the royalties due pursuant to Section IV

               With each such report submitted, SWT shall pay the royalties and any other consideration due and payable under this Agreement. If no royalties, fees or other consideration shall be due, SWT shall so report.

          C. On or before the ninetieth (90th) day following the close of SWT's fiscal year, SWT shall provide USFRF with SWT's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an Operating Statement.

          D. The payments for royalties, fees or other consideration set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of one percent (1%). The payment of such interest shall not foreclose USFRF from exercising any other rights either may have as a consequence of the lateness of any payment.

          E. SWT hereby agrees that it shall not sell, transfer, export or re-export any Licensed Products or related information in any form, or any direct products of such information, except in compliance with all applicable laws, including the export laws of any U.S. government agency and any regulations thereunder, and will not sell, transfer, export or re-export any such Licensed Products or information to any persons or any entities with regard to which there exist grounds to suspect or believe that they are violating such laws. SWT shall be solely responsible for obtaining all licenses, permits or authorizations required from the U.S. and any other government for any such export or re-export.

Xl.  Non Use of Names

          SWT shall not use the names of the USF or USFRF, nor any adaptation of either, in any advertising, promotional or sales literature without prior written consent obtained from USF and/or USFRF in each case, except that SWT may sate that it is licensed under one or more of the patents and/or applications comprising the USF Patent Rights.

XII.     Term and Termination

          A. Unless sooner terminated as provided herein, the royalty obligations of this Agreement will expire with respect to a given Licensed Product the longer of twenty (20) years from the date of the execution of this Agreement or the expiration of the last to expire patent which covers the licensed intellectual property in the Territory. Notwithstanding the foregoing, the parties hereto agree


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               that the royalty provisions of Paragraph lV.B. and IV C., are not solely dependent upon Patent Rights, and SWT's obligations to pay
               royalties  under  paragraph  lV.C.   hereinabove  shall  continue
               unabated regardless of any of the foregoing expirations.

          B.   In the event either party files for  bankruptcy  or a receiver is
               appointed,   this   Agreement  may   immediately   thereafter  be
               terminated at the option of the other party.

          C. Should SWT fail to pay the royalties, fees and/or other consideration due and payable hereunder, USFRF shall have the right to terminate this Agreement on forty-five (45) days' written notice. Upon the expiration of the forty-five (45) day period, if SWT shall not have paid all such royalties and interest thereon, USFRF shall have the right to terminate this Agreement. Upon any material breach or default of Agreement by SWT, other than those occurrences set out hereinabove which shall always take precedence in that order over any material breach or default referred to in this Section, USFRF shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon forty-five (45) days' written notice to SWT. Such termination shall become effective unless SWT shall have cured any such breach or default prior to the expiration of forty-five (45) days from the date SWT receives notice of the breach or default.

          D. Upon termination of this Agreement for any reason, nothing herein Shall be construed to release either party from any obligation that matured prior to the effective date of such termination. SWT may, however, after the effective date of such termination, complete Commercial Exploitation of Licensed Products for which SWT has received consideration at the time of such termination and sell the same, provided that SWT shall pay to USFRF the royalties or other consideration thereon as required under the provisions of Section IV of this Agreement, and shall submit the reports required under Section X regarding the Commercial Exploitation of the Licensed Products.

          E. Upon termination of this Agreement for any reason, all intellectual property rights licensed hereunder, including without limitation, all USF Patent Rights and all USF Technology shall revert to USF and USFRF, and SWT shall have no further right to or continuing Interest. In addition, any sublicenses hereunder shall terminate, unless accepted by USFRF.

          F. SWT, its successors or assigns, shall have the option to terminate This license agreement upon thirty (30) days written notice and in

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               That event,  SWT shall cease using USF Technology and return same to USF. In this event, it is understood that all future monetary obligations under this Agreement shall be void and any monies paid to date to USFRF shall be non-refundable to SWT, or its Assigns.

XIII.    Payments Notices and Other Communications

          Any payment, notice or other communication made to any party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail or air courier, postage prepaid, addressed to it at its address below, or at such other address as it shall have designated by written notice given to the other party.

          In the case of USF:

                   Director, Patents & Licensing
                   4202 East Fowler Avenue FAO 126
                   Tampa, Florida 33620-7900

          In the case of USFRF:

                   USF Research Foundation, Inc.
                   Post Office Box 30045
                   Tampa, Florida 33620-3044

          In the case of SWT

                   Safe Water Technologies, Inc.
                   202 South Wheeler Street
                   Plant City, Florida 33566


XIV.     Infringement

          SWT understands that USFRF makes no representative and provides no assurances that Commercial Exploitation of Licensed Products under this Agreement does not and will not in the future, infringe or otherwise violate the rights of others.

Xl.      Miscellaneous Provisions

          A. Each party represents and warrants that it has the authority to enter Into this Agreement and that the execution, delivery and performance of this Agreement does not conflict with any


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               agreement, or understanding,  either written or oral, to which it is a party or to which it is otherwise bound.

          B. This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, U.S.A.

          C. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties, hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

          D. If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance shall, to any extent be held to be invalid or unenforceable,

               (i) the remainder of this Agreement, or the application of such term, covenant or condition to the parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and

               (ii) the parties  hereto  covenant and agree to  renegotiate  any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purpose of this Agreement are to be effectuated.

          E. ln the event any provision of this Agreement is inconsistent with USF Rules and Policy in effect as of September 1, 1999 USF Rules and Policy shall control.

          F. SWT agrees to use in connection with Licensed Products used and/or provided in the United States all applicable United States patent numbers and/or copyright notices requested by USFRF. All Licensed Products used and/or provided in other countries shall be marked in such a manner as to conform with the patent, copyright and other laws and practice of the country.

          G. The failure of any party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.


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          H.   EXCEPT AS OTHERWlSE  EXPRESSLY SET FORTH IN THIS  AGREEMENT,  USF
               AND USFRF MAKE NO REPRESENTATION AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND VALIDITY OF USF PATENT RIGHTS.

          I. It is understood and agreed that USF is a third party beneficiary of this Agreement.

          J. This Agreement shall not be effective until such time that USFRF has received the up-front fee of two million (2,000,000) Shares of SWT. If these shares are not received within thirty days (30) from the execution of this Agreement, then this Agreement shall become null and void and the parties shall be released from its terms and obligations.

          K. This Agreement, together with any amendments hereto, shall inure to the benefits of SWT, its successors and/or assigns.


IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


UNlVERSITY OF SOUTH FLORIDA
RESEARCH FOUNDATION, INC.

BY: _______________________                 WITNESS: _________________
   Name:  Martin L. Silbiger

   Title: President, USF Research Foundation
   Date:  September 17, 1999


Safe Water Technologies, Inc.

BY: ________________________                WITNESS: _________________
    Dr. Uwe Reischl, M.D., Ph.D.
    President
    Date: Sept. 22, 1999


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                                    Exhibit A


                    Description of technology to be licensed
                and a copy of the Provisional Patent Application


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